Exhibit 5.1

[SPECTRUM LAW GROUP, LLP LETTERHEAD]

07 December 2011

FORCE FUELS, INC.
1503 South Coast Drive
Suite 206
Costa Mesa, California 92626

Re: 2011 Stock Incentive Plan; S-8 Filing

Ladies and Gentlemen:

As special counsel for FORCE FUELS, INC. (the “Company”), we have examined its Articles of Incorporation and Bylaws, as amended; its Form 10-K filed with the Securities and Exchange Commission on or around 15 November 2011; and, such other corporate records, documents, and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Registration Statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about 09 December 2011 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 3,000,000 shares of common stock, $0.001 par value (the “Shares”). All such shares are to be issued pursuant to the 2011 Stock Incentive Plan of the Company (the “Plan”).

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours;

/s/ SPECTRUM LAW GROUP, LLP